For Immediate Release

ALLEGRO TO ACQUIRE TALEN’S MARINE & FUEL
Acquisition Advances Vertical Integration Strategy With
$42 Million Purchase of Major Diesel Fuel Distributor

Los Angeles, CA, June 25, 2007 - Allegro Biodiesel Corp. (OTCBB: ABDS), announced that it has signed an agreement to acquire privately held Talen’s Marine & Fuel, headquartered in Lake Arthur, Louisiana, for a total consideration of approximately $42.0 million, which includes the assumption of $19.1 million in debt, subject to adjustment by the terms of the agreement.

Completion of the acquisition remains subject to obtaining required approvals and other closing adjustments and conditions, including the obtaining of financing. The transaction, if completed, is expected to be immediately accretive to the company’s earnings.

“This acquisition is an important step in our vertical-integration strategy,” stated Bruce Comer, Chief Executive Officer of Allegro. “Upon completion of this transaction, Allegro will become a major fuel distributor in Louisiana and the Gulf Coast delivering both biodiesel and petroleum-based diesel to more than 1,200 customers in the region.”

Mr. Comer added, “In order for biodiesel use to grow in the United States, it needs to be widely available alongside conventional petroleum-based products, using the same infrastructure and distribution network. Simply put, biodiesel should be as easy to find as petroleum diesel and this acquisition will do exactly that in southern Louisiana for marine vessels.”

Talen’s Marine & Fuel is a midstream fuel supplier with six docks, and a seventh in development, strategically located along the Gulf Intracoastal Waterway and the Gulf Coast. Talen’s sold approximately 110 million gallons of diesel fuel in 2006, and has recently begun to deliver biodiesel to its customers. Over the past 37 years, Talen’s has established a strong reputation of superior customer service. Talen’s dock facilities provide fuel, lubricants and services to marine and offshore vessels throughout southern Louisiana and parts of Texas. The docks are held under long-term leases with a combined 26 acres of prime waterway access and six million gallons of fuel storage. Talen’s owns its fleet of boats and barges capable of delivering diesel, gasoline, kerosene, and lubricants. Additionally, it owns a fleet of trucks capable of delivering product to the states of Louisiana, Mississippi, Texas, and Alabama.

Talen’s Marine & Fuel was founded by Raymond Talen, who currently serves as its President. Mr. Talen has agreed to devote a significant amount of his time to the business for at least two years after closing. The company will operate as a wholly-owned subsidiary of Allegro and will retain the name “Talen’s Marine & Fuel.”

Mr. Talen said, “This represents the next major step in the growth of a business I started 37 years ago.  I will remain involved with the business, with my name remaining on the boats and equipment.  Further, my executive team will remain in place after the acquisition.  I’m excited about the prospects of recapitalizing the business, introducing biodiesel into new markets and expanding Talen’s footprint.”

Darrell Dubroc, COO of Allegro, stated, “Louisiana and its intracoastal waterways are of strategic importance to the fuel industry and to the U.S. The location of Talen’s distribution sites gives us access to this important market while creating efficiencies in our business.”

Allegro expects that Talen’s sales force will be able to promote Allegro’s biodiesel products to existing and new customers. Talen’s has already been purchasing and distributing biodiesel, and will further explore the use of the environmentally-friendly fuel in its own fleet of trucks and boats. Conversely, Allegro has already been purchasing methanol and other inputs for the production and sale of biodiesel from Talen’s.

About Allegro

Allegro Biodiesel Corporation is a producer and distributor of biodiesel fuel. Allegro began production and sales in April 2006, becoming the first operational producer of biodiesel in the state of Louisiana.  Allegro’s biodiesel production facility is located in Pollock, Louisiana and uses renewable agricultural-based feedstock to produce biodiesel.  For more information or to be added to our email list please go to http://b2i.us/irpass.asp?BzID=1496&to=ea&s=0 or visit our website at www.allegrobiodiesel.com.

Contact:
Maili Bergman
Director Investor Relations
Tel: 310.670.2093 x227
Fax: 310.670.4107

To the extent that this press release discusses expectations about market conditions, market acceptance, future sales, future financial performance, future disclosures, or otherwise statements about the future: such statements are forward-looking and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks associated with our limited operating history, our ability to manage future acquisitions and expand operations, our ability to obtain contracts with suppliers of raw materials (for production of biodiesel fuel) and with distributors of our biodiesel fuel product, the risks inherent in the mutual performance of such supplier and distributor contracts, our performance and efficiency in producing biodiesel, our ability to raise necessary financing to execute the Company's business plans, and other risk factors discussed in the Business Description and Management’s Discussion and Analysis sections of Allegro Biodiesel Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2006 as filed with the Securities and Exchange Commission on April 9, 2007, subsequent Quarterly Reports on Form 10-QSB and current reports on Form 8-K. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of Allegro and can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” project,” and variations of such words with similar meanings. Allegro does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.